EXHIBIT 99.2

American Eagle Outfitters, Inc.
 December 2008

Recorded Sales Commentary Transcript dated January 8, 2009

Welcome to the American Eagle Outfitters December 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total company sales decreased 10% to $493.5 million for the five weeks ended January 3rd, compared to $546.1 million for the five weeks ended January 5th, last year. Total company comparable store sales declined 17% compared to a 2% comp decline last year.

In December, AE brand sales deteriorated from November trends, and were well below recent expectations. Similar to November, December started off slow. However, during key Christmas shopping days, we did not experience the sales lift that we did during Thanksgiving weekend. Traffic and conversion were both down compared to last year. The average transaction value declined slightly. A lower average unit retail price was partially offset by higher units per transaction. AE women's was challenging with comps in the negative mid-twenties, and the men's comp was negative high single-digit.

Although all areas of our business were below plan, and more promotional, there were a few highlights.  AEO direct sales increased 37% for the month. Additionally, new concepts, for which we do not provide regular monthly comps, performed well this holiday. For the November/December period, Martin + Osa produced a comp increase in the low forties, driven by improved traffic and higher conversion. Additionally, aerie stand-alone stores generated a comp increase in the mid-single digits, which was primarily driven by higher conversion and strong unit sales.

Regarding our outlook, we are clearing through holiday merchandise, and expect to enter the spring season on-plan, with fresh inventories. Based on lower than expected December sales, a revised outlook for January, and increased markdowns, we are lowering our fourth quarter earnings guidance to a range of $0.19 to $0.21 per share. This compares to $0.66 last year. Our previous fourth quarter guidance was $0.30 to $0.36. We will announce January and final 2008 sales on Thursday, February 5th.

Thank you for your continued interest in American Eagle Outfitters.